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As filed with the Securities and Exchange Commission on June 9, 2004.

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WH HOLDINGS (CAYMAN ISLANDS) LTD.
(Exact name of registrant as specified in its charter)

Cayman Islands (State or Other Jurisdiction of Incorporation or Organization)	N/A (I.R.S. Employer Identification No.)

P.O. Box 309GT
Ugland House, South Church Street
George Town, Grand Cayman, Cayman Islands
c/o (310) 410-9600
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

WH Holdings (Cayman Islands) Ltd. Stock Incentive Plan
WH Holdings (Cayman Islands) Ltd. Independent Director's Stock Option Plan
(Full title of the plans)

Brett R. Chapman, Esq.
WH Holdings (Cayman Islands) Ltd.
P.O. Box 309GT
Ugland House, South Church Street
George Town, Grand Cayman, Cayman Islands
c/o (310) 410-9600
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With a copy to:
JONATHAN K. LAYNE, Esq.
MICHAEL B. MAYES, Esq.
Gibson, Dunn & Crutcher LLP
2029 Century Park East
Los Angeles, California 90067
(310) 552-8500

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)

Common Shares, par value $0.001 per share (to be issued pursuant to the Stock Incentive Plan and the Independent Director's Stock Option Plan)	18,717,546	$0.196 per share	$3,668,639	$464.82

(1)
In addition to the number of shares of Common Shares, par value $0.001, stated above, options and other rights to purchase or acquire the shares of Common Shares under the above-referenced plans and, pursuant to Rule 416, an additional indeterminate number of shares which by reason of certain events specified in the Plans may become subject to the Plans. A total of 18,717,546 Common Shares may be issued pursuant to the Stock Incentive Plan and the Independent Director's Stock Option Plan. Prior to today's date, 16,920,345 options have been granted pursuant to the Stock Incentive Plan, with exercise prices ranging from $0.44 to $12.32 and 800,000 options have been granted pursuant to the Independent Director's Stock Option Plan, with exercise prices ranging from $0.44 to $1.76, all of which are subject to the plans' respective recycling provisions. The offer and sale of the shares of Common Shares underlying these options were made in reliance on the exemption from registration afforded by Rule 701 of the Securities Act of 1933, as amended.

(2)
Estimated solely for the purpose of determining the registration fee.

(3)
Calculated pursuant to Rule 457(h) based upon the book value of the Common Shares on April 30, 2004, which was $0.196.

PART I

INFORMATION REQUIRED IN THE
SECTION 10(A) PROSPECTUS

ITEM 1. PLAN INFORMATION.

        The information required in this Item 1 is not included in this registration statement, in accordance with the Note to Part I of Form S-8.

ITEM 2. REGISTRATION INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

        The information required in this Item 2 is not included in this registration statement, in accordance with the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

        The following documents filed by WH Holdings (Cayman Islands) Ltd. (the "Registrant") with the Securities and Exchange Commission (the "Commission") are incorporated by this reference and made a part of this registration statement:

  (a)
  Registrant's Prospectus, filed with the Securities and Exchange Commission pursuant to Rule 424(b)(3) on June 9, 2004.

        All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

        The following description of the terms of the Registrant's common shares is not meant to be complete and is qualified in its entirety by reference to the Registrant's Amended and Restated Memorandum and Articles of Association and Shareholders' Agreement, each of which are incorporated into this registration statement by this reference. See "Exhibits" below.

        The Registrant is authorized to issue 350,000,000 common shares, par value $0.001 per share. As of March 31, 2004, 104,054,388 of the Registrant's common shares were outstanding and 17,366,095 shares were subject to outstanding options and other rights to purchase or acquire the Registrant's common shares.

        Dividends.    Dividends are paid on the Registrant's common shares and on any class or series of shares entitled to participate with the Registrant's common shares as to dividends, when and as declared by the Registrant's board of directors.

        Voting Rights.    Each holder of the Registrant's common shares is entitled to one vote per share on all matters submitted on a poll to a vote of the Registrant's shareholders.

        Liquidation.    If the Registrant is liquidated, holders of the Registrant's common shares are entitled to receive all remaining assets available for distribution to shareholders after satisfaction of the Registrant's liabilities and the preferential rights of any preference shares that have the right to be paid in priority to the common shares and that may be outstanding at that time. In addition, the liquidator may, with the approval of the shareholders by way of special resolution, divide among the shareholders in kind the whole or any part of the Registrant's assets, in a manner proportionate to their entitlement, and may vest the whole or any part of such assets in trustees upon such trusts for the benefit of the shareholders as the liquidator, with the approval of the shareholders by way of special resolution, thinks fit, provided that a shareholder shall not be compelled to accept any shares or other assets which would subject such shareholder to liability.

        Preemptive Rights.    Except as provided below under "Shareholders' Agreement," the holders of the Registrant's common shares do not have any preemptive, conversion or redemption rights by virtue of their ownership of the Registrant's common shares.

        Transfer of Common Shares.    The transfer of the Registrant's common shares is principally governed by the Registrant's Shareholders' Agreement. See "Shareholders' Agreement" below. In addition, the Registrant's Amended and Restated Memorandum and Articles of Association provide that no common shares or any interest therein may be transferred by way of mortgage, charge, pledge or otherwise unless the requirements of the Registrant's Amended and Restated Memorandum and Articles of Association are complied with and the directors (or where applicable, the transfer agent) consent. The instrument of transfer of any common shares must be in writing and must be executed by or on behalf of the transferor (and, if the directors so require, signed by the transferee).

        Registrar and Transfer Agent.    The registrar and transfer agent for the Registrant's common shares is U.S. Stock Transfer Corporation.

        Shareholders' Agreement.    In connection with the subscription for the purchase of the Registrant's shares, participating parties are required to become party to a Shareholders' Agreement entered into by certain parties affiliated with Whitney & Co., LLC ("Whitney") and Golden Gate Private Equity, Inc. ("Golden Gate" and, together with Whitney, the "Equity Sponsors"), and the Registrant (the "Shareholders' Agreement"). This agreement restricts the ability of the shareholders to freely transfer common shares held by them (other than to the transferor's family members, other shareholders and the Equity Sponsors). The Equity Sponsors and their transferees may have also entered into an institutional shareholders' agreement which contains substantially similar restrictions to the Shareholders' Agreement relating to transfers by the Equity Sponsors and their transferees.

        The Equity Sponsors also have rights of co-sale and bring-along rights on shares owned by other shareholders. The other shareholders have preemptive rights, and pro rata tag-along rights on certain sales of shares by the Equity Sponsors which will reduce the Equity Sponsors' holdings below a threshold.

        If a shareholder that is a member of senior management is terminated, first the Equity Sponsors, then the Registrant shall have the right to repurchase such shares before such terminated shareholder can sell its shares to third parties. Also, under the Shareholders' Agreement, the shareholders will agree to vote in favor of the election of the following designees to the Registrant's board of directors:

  •
  Four (4) nominees designated by Whitney V, L.P.;

  •
  Four (4) nominees designated by CCG Investments (BVI), L.P.;

  •
  Herbalife International Inc.'s Chief Executive Officer;

  •
  Two (2) nominees acceptable to Whitney V, L.P. and CCG Investments (BVI), L.P.; and

  •
  Up to two (2) nominees designated by distributor shareholders.

        If the distributors own at least 11,000,000 common shares, they may designate one nominee to the board of directors of the Registrant. If the distributors own more than 11,000,000 but less than 16,500,000 common shares, they may also select one observer to attend all meetings of our board of directors. If the distributors own 16,500,000 common shares or more, they may designate two nominees. The nominees of the distributors shall be elected by a plurality of the distributor shareholders.

        In the event an Equity Sponsor does not have a designee serving on the board of directors for any reason, one person designated by such Equity Sponsor will be permitted to attend as an observer at all meetings of the board of directors of the Registrant.

        Registration Rights Agreement.    Prior to exercising options granted under the Registrant's Stock Incentive and Independent Directors Stock Option Plans, employees or directors, as the case may be, enter into a registration rights agreement with the Registrant. Under the registration rights agreement, the Equity Sponsors have the ability, under certain circumstances, to cause the Registrant to register certain equity securities and to participate in registrations by the Registrant of its equity securities. Upon an initial public offering, if the Equity Sponsors shall include their shares for registration, the other shareholders may also participate pro rata.

        In addition to an initial public offering, if the Registrant at any time proposes to register any of its securities under the Securities Act of 1933 (the "Securities Act") for sale to the public, in certain circumstances holders of the Registrant's shares may require the Registrant to include their shares in the securities to be covered by the registration statement. Such registration rights are subject to customary limitations specified in the Registrant's registration rights agreement.

        Mergers and Similar Arrangements.    Cayman Islands law does not provide for mergers as that expression is understood under United States corporate law, therefore, Cayman Islands law may not afford shareholders with the same or comparable protections or rights as the mergers and acquisition rights of shareholders of U.S. companies. However, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement in question is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it satisfies itself that:

  •
  the statutory provisions as to majority vote have been complied with;

  •
  the shareholders have been fairly represented at the meeting in question;

  •
  the arrangement is such as a businessman would reasonably approve; and

  •
  the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

        If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

        In addition, when a takeover offer is made and accepted by holders of 90% of the shares subject to the offer within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or an unequitable treatment of shareholders. The Registrant does not currently have outstanding any preference shares and has not adopted other "poison pill" measures that could be used to prevent a takeover attempt as is commonly adopted by U.S. companies. Although the Registrant's Amended and Restated Memorandum and Articles of Association authorize its board of directors to issue up to 5,000,000 "blank check" preference shares (see "Preference Shares" below), the Registrant does not have any intention to adopt such measures at this point in time.

        Cayman Islands law does not require that shareholders approve sales of all or substantially all of a company's assets as is commonly adopted by U.S. companies.

        Preference Shares.    The Registrant's Memorandum and Articles of Association authorizes its board of directors to issue up to 5,000,000 shares of a class of "blank check" preference shares. The term "blank check" preference shares refers to shares for which the designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof (collectively, the "Limitations and Restrictions"), are determined by the board of directors of a company. As such, the Registrant's board of directors is entitled to authorize the creation and issuance of 5,000,000 preference shares in one or more series with such Limitations and Restrictions as may be determined in the sole discretion of the board of directors, with no further authorization by shareholders of the Registrant.

        Although the Registrant's board of directors has no present intention of doing so, it could issue preference shares that could, depending on the terms of such series, make more difficult or discourage an attempt to obtain control of the Registrant by means of merger, tender offer, proxy contest or other means. When in the judgment of the board of directors this action will be in the best interests of the Registrant and its shareholders, such shares could be used to create voting or other impediments or to discourage persons seeking to gain control of the Registrant. Such shares could be privately placed with purchasers favorable to the board of directors in opposing such action. In addition, the board of directors could authorize holders of a series of preference shares to vote either separately as a class or with the holders of the Registrant's common shares on any merger, sale or exchange of assets by the Registrant or any other extraordinary corporate transaction. The existence of the additional authorized shares could have the effect of discouraging unsolicited takeover attempts. The issuance of new shares also could be used to dilute the stock ownership of a person or entity seeking to obtain control of the Registrant.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

        Not Applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The Memorandum and Articles of Association of the Registrant provide that, to the fullest extent permitted by the Companies Law (2003 Revision) of the Cayman Islands (the "Statute"), every director, agent or officer of the Registrant shall be indemnified out of the assets of the Registrant against any liability incurred by him or her as a result of any act or failure to act in carrying out his or her functions other than such liability (if any) that he or she may incur by his or her own willful misconduct. To the fullest extent permitted by the Statute, such director, agent or officer shall not be liable to the Registrant for any loss or damage in carrying out his or her functions unless the liability arises through the willful misconduct of such Director, agent or officer.

        The Registrant is a Cayman Islands exempted limited liability company. As such, it is governed by the laws of the Cayman Islands with respect to the indemnification provisions. Although the Statute does not specifically restrict a Cayman Islands company's ability to indemnify its directors or officers, it does not expressly provide for such indemnification either. Certain Commonwealth case law (which is likely to be persuasive in the Cayman Islands), however, indicate that the indemnification is generally permissible, unless there had been fraud, willful default or reckless disregard on the part of the director or officer in question.

        In addition, certain board resolutions of the Registrant provide for the indemnification of its directors and officers against any claims arising out of or relating to (a) the preparation, filing and distribution of the registration statement on Form S-4 or the prospectus contained therein in connection with the exchange offering for the Registrant's outstanding 9 1/2% Notes due 2011 (the "Outstanding Notes") for new 9 1/2% Notes due 2011 which have been registered under the Securities Act (the "New Notes"), (b) the issue and exchange of the exchange guarantee in connection to the exchange offering in (a) above or the New Notes, (c) the exchange offer referenced in (a) above and (d) any activities that the directors and officers deem necessary or advisable to carry out the intent and purposes of the resolutions. The resolutions also expressly authorize the Registrant to indemnify their directors and officers to the fullest extent permitted by law.

        In addition, the Purchase Agreement between the Registrant and the initial purchaser of the Outstanding Notes, dated March 8, 2004, provide for indemnification by the initial purchaser of the Registrant, and each person who controls the Registrant, if any, and each of their respective agents, employees, officers and directors against certain liabilities, including liabilities under the Securities Act and the Exchange Act.

        In addition to the indemnification provisions set forth above, the Registrant maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act that might be incurred by any director or officer in his capacity as such.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

        Not Applicable.

ITEM 8. EXHIBITS.

Exhibit Number	Description	Page No./ Footnote
4.1	WH Holdings (Cayman Islands) Ltd. Stock Incentive Plan, as restated.	(1)
4.2	First Amendment to Stock Incentive Plan, as restated.	(2)
4.3	WH Holdings (Cayman Islands) Ltd. Independent Director's Stock Option Plan.	(3)
4.4	Amended and Restated Memorandum and Articles of Association of WH Holdings (Cayman Islands) Ltd.	(2)
4.5	Shareholders' Agreement dated as of July 31, 2002, by and among WH Holdings (Cayman Islands) Ltd., Whitney V, L.P., Whitney Strategic Partners V, L.P., WH Investments Ltd., CCG Investments (BVI), L.P., CCG Associates, LLC, CCG Associates—AI, LLC, CCG Investment Fund—AI, L.P., CCG AV, LLC-Series C, CCG AV, LLC-Series E, and certain other persons.	(3)
5.1	Opinion of Maples and Calder.	(4)
23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.	(4)
23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.	(4)
23.3	Consent of Maples and Calder (included in Exhibit 5.1).	(4)
24.1	Power of Attorney (included on Signature Page).	(4)

(1)
Incorporated by reference to WH Intermediate Holdings Ltd.'s Annual Report on Form 10-K for the year ended December 31, 2003.

(2)
Incorporated by reference to the Registrant's registration statement on Form S-4 (No. 333-115363) filed with the Securities and Exchange Commission on May 11, 2004.

(3)
Incorporated by reference to WH Intermediate Holdings Ltd.'s registration statement on Form S-4 (No. 333-101188) declared effective by the Securities and Exchange Commission on November 13, 2002.

(4)
Filed herewith.

ITEM 9. UNDERTAKINGS.

        A.    The undersigned Registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        B.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        C.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on June 9, 2004.

WH HOLDINGS (CAYMAN ISLANDS) LTD.

By:	/s/ GREGORY PROBERT Gregory Probert Chief Operating Officer

By:	/s/ BRETT R. CHAPMAN Brett R. Chapman Secretary

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gregory Probert and Brett R. Chapman his true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might, or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ MICHAEL O. JOHNSON Michael O. Johnson	Director, Chief Executive Officer	June 9, 2004
/s/ PETER CASTLEMAN Peter Castleman	Director, Chairman of the Board	June 9, 2004
/s/ HENRY BURDICK Henry Burdick	Director, Vice Chairman	June 9, 2004
/s/ KEN DIEKROEGER Ken Diekroeger	Director	June 9, 2004

/s/ JAMES FORDYCE James Fordyce	Director	June 9, 2004
/s/ CHARLES ORR Charles Orr	Director	June 9, 2004
/s/ JESSE ROGERS Jesse Rogers	Director	June 9, 2004
/s/ LESLIE STANFORD Leslie Stanford	Director	June 9, 2004
/s/ MARKUS LEHMANN Markus Lehmann	Director	June 9, 2004

EXHIBIT INDEX

Exhibit Number	Description	Page No./ Footnote
4.1	WH Holdings (Cayman Islands) Ltd. Stock Incentive Plan, as restated.	(1)
4.2	First Amendment to Stock Incentive Plan, as restated.	(2)
4.3	WH Holdings (Cayman Islands) Ltd. Independent Director's Stock Option Plan.	(3)
4.4	Amended and Restated Memorandum and Articles of Association of WH Holdings (Cayman Islands) Ltd.	(2)
4.5	Shareholders' Agreement dated as of July 31, 2002, by and among WH Holdings (Cayman Islands) Ltd., Whitney V, L.P., Whitney Strategic Partners V, L.P., WH Investments Ltd., CCG Investments (BVI), L.P., CCG Associates, LLC, CCG Associates—AI, LLC, CCG Investment Fund—AI, L.P., CCG AV, LLC-Series C, CCG AV, LLC-Series E, and certain other persons.	(3)
5.1	Opinion of Maples and Calder.	(4)
23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.	(4)
23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.	(4)
23.3	Consent of Maples and Calder (included in Exhibit 5.1).	(4)
24.1	Power of Attorney (included on Signature Page).	(4)

(1)
Incorporated by reference to WH Intermediate Holdings Ltd.'s Annual Report on Form 10-K for the year ended December 31, 2003.

(2)
Incorporated by reference to the Registrant's registration statement on Form S-4 (No. 333-115363) filed with the Securities and Exchange Commission on May 11, 2004.

(3)
Incorporated by reference to WH Intermediate Holdings Ltd.'s registration statement on Form S-4 (No. 333-101188) declared effective by the Securities and Exchange Commission on November 13, 2002.

(4)
Filed herewith.

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TABLE OF CONTENTS
PART I INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
  ITEM 1. PLAN INFORMATION.
  ITEM 2. REGISTRATION INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
  ITEM 4. DESCRIPTION OF SECURITIES.
  ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.
  ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
  ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.
  ITEM 8. EXHIBITS.
  ITEM 9. UNDERTAKINGS.
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX